Exhibit 99.1

news release
Enzo Biochem, Inc.
527 Madison Avenue
New York, NY 10022

FOR IMMEDIATE RELEASE

ENZO BIOCHEM REPORTS STRONG FOURTH QUARTER RESULTS

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Higher Revenues and Operating Income, Plus Legal Settlements,

Result in Net Income Exceeding $8 Million, or 18 Cents Per Share

NEW YORK, NY, October 13, 2015 – Enzo Biochem Inc. (NYSE:ENZ) today reported results for the fiscal quarter and year ended July 31, 2015.

Fourth Quarter Highlights

•	Revenues of $25.7 million were up 3% over the prior year quarter, despite decreased royalty income. Clinical Labs’ revenues of $17.2 million were up 11% over the same period in the prior year while Life Sciences product revenues were essentially unchanged on a constant currency basis.
•	Clinical Lab’s gross margins were 39% and have increased 500 basis points over the prior year period as a result of the shift to higher valued molecular diagnostic testing. Consolidated gross margins increased 3% as a percentage of sales while gross profit remained unchanged at 44%.
•	Both Clinical Labs and Life Sciences were profitable and cash flow from operations reached $4.5 million.
•	Aided by legal settlements in the fiscal 2015 fourth quarter of $11.3 million, net income for the period ended July 31, 2015 was $8.4 million, or $0.18 per share, compared to net loss of $3.2 million or ($0.07) in the same period a year earlier.
•	Continued integration of business units yielding enabling platforms that allow for the Company to uniquely service other clinical laboratories by offering both products and services. New products, such as FlowScript™, are helping to grow the Lab’s high value testing menu.
•	Liquidity and working capital materially strengthened at July 31, 2015 with cash of over $18 million and working capital in excess of $22.5 million, compared to cash of $17.5 million and $15.7 million of working capital at July 31, 2014.

Statement by Barry Weiner, President:

“The 2015 fiscal year ended on a strong note, concluding with solid operating performances from our business units. For the fourth quarter, Enzo Clinical Labs, bolstered by double digit growth, achieved record revenues while Enzo Life Sciences ably dealt with lower research spending and foreign currency headwinds. Our core businesses are executing on our strategy to transform Enzo into a leading molecular diagnostic company with far reaching capabilities to service the health care marketplace. Our substantial investments in legal to defend and benefit from our intellectual property likewise are returning solid results, with our strengthened financial position and balance sheet underscoring our Company’s ability to achieve further gains as the new fiscal year gets underway.”

Overview

Enzo posted one of its best quarters in several years as its core business remained profitable while at the same time the Company continued to receive recognition for the value of its technological achievements protected by its patent estate in the form of both settlements and licensing agreements. On the product front, the Company continued to progress on the validation of assays based on AmpiProbe® platform by completing validation studies in support of its regulatory submissions. In addition, the Company began clinical validation of specific assays for the detection of a number of women’s health conditions also based on its proprietary AmpiProbe® technology, and expects to submit that to New York State before the end of the calendar year. Additional application development and upgrades have also been completed for genomics labeling kits and the launching of new immunoassays, several of which may have clinical utility.

Rollout of the FlowScript™ E6/E7 HPV Assay was conditionally approved this past year by New York State Department of Health in line with the Department’s procedure. Flowscript™ has generated significantly increasing usage and is a factor in the improving Clinical Lab margins. The test creates a significant opportunity for growth as it is for the quantitative evaluation of mRNA from HPV oncogenes E6 and E7, overexpression of which may be an indicator of progression to cervical cancer.

Meanwhile, investment with the aim of driving improved results continues to be placed on new, advanced processing equipment to expand and update higher margin diagnostic capabilities. Increasing utilization of in-house developed tests are enabling Enzo to materially reduce its reliance on outside suppliers, improving margins. Enzo is successfully achieving cost reduction on some purchased reagents from outside suppliers.

During the quarter, legal settlements were reached with Siemens and Luminex, two of 11 cases filed in Federal District Court in Delaware. The case in Connecticut District Court involving Life Technology, now Applera, was remanded by the Circuit Court to the lower court for further adjudication.

Mr. Weiner added comments: “The quarter and year’s achievements reflect the strategic approach we undertook to integrate the capabilities of the Clinical Lab and Life Sciences and also focus their activities on higher margin products, tests and services. Ongoing implementation of tighter controls to enhance efficiency and reduce costs is also contributing to results. Development and wider utilization of our advanced technological capabilities will further contribute to our growth goals. We also continue to aggressively pursue legal redress for patent infringements, and if our thus far success on that score is any indication of the more substantial litigation still to be resolved it could, we believe, lead to highly promising results.”

Fourth Quarter Results

Revenues advanced 3% over the prior year period and 7% sequentially. Clinical Labs’ revenues of $17.2 million posted double digit gains over the prior year period and sequentially. Life Sciences’ revenue of $8.5 million was lower than the prior year period primarily due to a decline in third party royalties and the effects of foreign currency movements. Life Sciences revenue was higher by 2% sequentially, and unchanged for the quarter on a constant currency basis. On a consolidated basis gross margin increased 3% from a year ago, to $11.3 million, from $10.9 million, and 8% from the preceding fiscal third period. Gross profit as a percentage of sales remained steady at 44% for both periods. Selling, general and administrative expenses (SG&A) declined 4% year over year and 8% sequentially, underscoring the Company’s program to reduce costs. Likewise, owing to increased efficiency, the provision for uncollectible receivables was down 7% and 6% year over year and sequentially, respectively. Legal expense was $1.5 million, significantly lower than the prior year period and sequentially.

GAAP net income for the quarter was $8.4 million including legal settlements net of expenses of $11.3 million. Diluted earnings per share was $0.18, compared with a loss of $3.2 million or ($0.07) per share in the year-earlier period. EBITDA (earnings before interest, taxes, depreciation and amortization), a non-GAAP measure, of $9.6 million, compared to negative EBITDA a year ago of $2.2 million, an $11.7 million improvement. On an adjusted non-GAAP basis, which excludes legal settlements and fees and certain other expenses, adjusted EPS was ($0.06), unchanged over the prior year period and adjusted EBITDA was ($1.5 million) versus ($1.8 million), an improvement of $300,000 from a year ago, despite lower royalties of $600,000.

Cash flow from operations for the quarter was $4.5 million. As of July 31, 2015, current assets, including $18.1 million in cash and cash equivalents, and $6.6 million in receivables largely related to legal settlements, amounted to $46.5 million, compared to current liabilities of $24 million, resulting in working capital of $22.5 million.

Fourth Quarter Segment Results

Continuing to benefit from an increasing percentage of higher margin molecular testing, which is now estimated at more than 40% of total testing volume, Enzo Clinical Labs’ revenues increased to a record $17.2 million, from $15.4 million a year ago, an increase of $1.8 million or 11%. As compared to the preceding quarter, revenues were ahead 10%, or $1.6 million. Gross margin amounted to $6.7 million, a 27% improvement over last year, and up 13% sequentially. Gross profit as a percentage of sales increased 500 basis points year over year, to 39%, and 100 basis points sequentially. Operating income amounted to $0.5 million, compared to a year ago operating loss of ($0.9) million, a $1.4 million turnaround, and up 66% from the prior quarter. The Clinical Lab continues to perform impressively as it increases the percentage of molecular diagnostics testing with the result that it has been increasing market share in what is a traditionally highly competitive market.

Enzo Life Sciences, having undergone a successful streamlining program designed to reduce costs and tighten the product mix to emphasize higher margin products for the global research market, has remained profitable despite a weak market due to reduced grants and government outlays and foreign currency headwinds. The fourth quarter results represented an improvement, with sequential revenues advancing to $8.1 million, from $7.9 million, up 2%, though still behind the year ago period. Royalty and licensing fee was down year over year by $600,000. Gross margin of $4.2 million compared favorably with the $4.1 million of the preceding quarter, with gross profit as a percent of sales at 52% compared to 55% in the prior year period due to product mix. Excluding the legal settlements, Life Sciences’ operating income amounted to $0.6 million, compared to $1.6 million and $0.9 million, year over year and sequentially, respectively. In the current year period, lower product revenue, primarily due foreign currency effects and lower third party royalties contributed to the shortfall over prior year.

Full Year Results

For the fiscal year ended July 31, 2015, revenues, led by Clinical Labs revenues up 8%, edged ahead 2%, to $97.6 million. As noted, Life Sciences’ revenues were lower by 4% but unchanged on a constant currency basis, and royalties declined 43%. Consolidated gross margin improved 3%, to $42.8 million, while gross profit as a percentage of revenue remained unchanged at 44%. Provision for uncollectible receivables totaled $2.3 million, 25% below the prior year, and SG&A totaled $41.1 million, a 2% improvement. Legal expenses, while trending lower in the two preceding quarters, nonetheless were up 26%, to $8.8 million. Including the aforementioned $11.5 million in legal settlements, net income (loss) amounted to ($2.3 million), compared to a year ago net loss of ($9.9 million). Net loss per share was ($0.05) compared to ($0.23) in the prior year. EBITDA for the year was $1.7 million versus a year ago negative ($5.7) million, a $7.4 million improvement.

Conference Call

The Company will conduct a conference call Tuesday, October 13, 2015 at 8:30 AM ET. The call can be accessed by dialing 1-888-459-5609. International callers can dial 1-973-321-1024. Please reference PIN number 53805533. Interested parties may also listen over the Internet: http://tinyurl.com/owqemxj. To listen to the live call on the Internet, please go to the web site at least fifteen minutes early to register, download and install any necessary audio software. For those who cannot listen to the live broadcast, a replay will be available approximately two hours after the end of the live call, through midnight (ET) on Tuesday, October 27, 2015. The replay of the conference call can be accessed by dialing 1-800-585-8367, and when prompted, use PIN number 53805533. International callers can dial 1-404-537-3406, using the same PIN number.

NON-GAAP Financial Measures

To comply with Regulation G promulgated pursuant to the Sarbanes-Oxley Act, Enzo Biochem attached to this news release and will post to the Company’s investor relations web site (www.enzo.com) any reconciliation of differences between non-GAAP financial information that may be required in connection with issuing the Company’s quarterly financial results.

The Company uses EBITDA, as a measure of performance to demonstrate earnings exclusive of interest, taxes, depreciation and amortization. Adjustments to EBITDA are for items of a non-recurring nature and are reconciled on the table provided. The Company manages its business based on its operating cash flows. The Company, in its daily management of its business affairs and analysis of its monthly, quarterly and annual performance, makes its decisions based on cash flows, not on the amortization of assets obtained through historical activities. The Company, in managing its current and future affairs, cannot affect the amortization of the intangible assets to any material degree, and therefore uses EBITDA as its primary management guide. Since an outside investor may base its evaluation of the Company’s performance based on the Company’s net loss not its cash flows, there is a limitation to the EBITDA measurement. EBITDA is not, and should not be considered, an alternative to net loss, loss from operations, or any other measure for determining operating performance of liquidity, as determined under accounting principles generally accepted in the United States (GAAP). The most directly comparable GAAP reference in the Company’s case is the removal of interest, taxes, depreciation and amortization.

We refer you to the tables attached to this press release which includes reconciliation tables of GAAP to Non-GAAP net income (loss) and EBITDA to Adjusted EBITDA.

About Enzo Biochem

Enzo Biochem is a pioneer in molecular diagnostics, leading the convergence of clinical laboratories, life sciences and therapeutics through the development of unique diagnostic platform technologies that provide numerous advantages over previous standards. A global company, Enzo Biochem utilizes cross-functional teams to develop and deploy products systems and services that meet the ever-changing and rapidly growing needs of health care both today and into the future. Underpinning Enzo Biochem’s products and technologies is a broad and deep intellectual property portfolio, with patent coverage across a number of key enabling technologies.

Except for historical information, the matters discussed in this news release may be considered “forward-looking” statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements include declarations regarding the intent, belief or current expectations of the Company and its management, including those related to cash flow, gross margins, revenues, and expenses are dependent on a number of factors outside of the control of the company including, inter alia, the markets for the Company’s products and services, costs of goods and services, other expenses, government regulations, litigations, and general business conditions. See Risk Factors in the Company’s Form 10-K for the fiscal year ended July 31, 2014. Investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve a number of risks and uncertainties that could materially affect actual results. The Company disclaims any obligations to update any forward-looking statement as a result of developments occurring after the date of this press release.

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Contact:
For Enzo Biochem, Inc.
Steven Anreder		Michael Wachs
Anreder & Company		CEOcast, Inc.
212-532-3232		212-732-4300
steven.anreder@anreder.com	or	mwachs@ceocast.com

ENZO BIOCHEM, INC.

(in thousands, except per share data)

	Three months ended		Fiscal year ended
Selected operations data:	July 31,		July 31,
	(unaudited)

	2015	2014	2015	2014
Revenues:
Clinical laboratory services	$17,210	$15,439	$63,414	$58,689
Product revenues	8,059	8,426	31,690	32,850
Royalty and license fee income	428	1,042	2,495	4,408

Total revenues	$25,697	$24,907	$97,599	$95,947

Gross profit	$11,317	$10,935	$42,827	$41,679

Gross profit %	44%	44%	44%	43%

Income (loss) before income taxes	8,523	(3,162)	(2,292)	(9,905)

(Provision) benefit for income taxes	(81)	(7)	7	(72)

Net income (loss)	$8,442	$(3,169)	$(2,285)	$(9,977)

Basic income (loss) per share	$0.18	($0.07)	($0.05)	($0.23)

Diluted income (loss) per share	$0.18	($0.07)	($0.05)	($0.23)

Weighted average shares outstanding - basic	46,061	44,020	45,355	42,561

Weighted average shares outstanding - diluted	46,091	44,020	45,608	42,561

Selected balance sheet data:
	July 31, 2015	July 31, 2014
	(unaudited)

Cash and cash equivalents	$18,109	$17,455

Working capital	$22,528	$15,771

Stockholders’ equity	$42,606	$36,950

Total assets	$68,394	$64,411

The following table presents a reconciliation of reported net income (loss) and basic and diluted earnings per share to non-GAAP net income (loss) and basic and diluted earnings per share for the three and year ended July 31, 2015 and 2014, respectively.

ENZO BIOCHEM, INC.

Non-GAAP, Reconciliation Table

(Unaudited, in thousands, except per share data)

	Three months ended		Fiscal year ended
	July 31,		July 31,
	2015	2014	2015	2014

Reported GAAP net income (loss)	$8,442	$(3,169)	$(2,285)	$(9,977)
Adjusted for:
Legal settlements, net	(11,288)	—	(11,458)	(3,100)
Legal fees associated with settlements	217	100	217	1,065
Separation payments and accelerated stock compensation	16	130	76	628
Exit costs associated with contract terminations	—	167	—	167
Non-GAAP net loss	$(2,613)	$(2,772)	$(13,450)	$(11,217)

Weighted Shares Outstanding:
Basic	46,061	44,020	45,355	42,561
Diluted	46,091	44,020	45,608	42,561

Basic and diluted earnings per share:
Basic earnings per share GAAP	$0.18	($0.07)	($0.05)	($0.23)
Diluted earnings per share GAAP	$0.18	($0.07)	($0.05)	($0.23)
Basic earnings per share non-GAAP	($0.06)	($0.06)	($0.30)	($0.26)
Diluted earnings per share non-GAAP	($0.06)	($0.06)	($0.30)	($0.26)

The following table presents a reconciliation of reported net income (loss) for the three and year ended July 31, 2015 and 2014, respectively to EBITDA and Adjusted EBITDA:

ENZO BIOCHEM, INC.

EBITDA & Adjusted EBITDA, Reconciliation Table

(Unaudited, in thousands)

	Three months ended		Fiscal year ended
	July 31,		July 31,
	2015	2014	2015	2014

GAAP net income (loss)	$8,442	$(3,169)	$(2,285)	$(9,977)
Plus:
Depreciation and amortization	992	956	3,789	3,971
Interest expense	69	46	245	208
Provision (benefit) for income taxes	81	7	(7)	72
EBITDA	$9,584	$(2,160)	$1,742	$(5,726)

Adjusted for:
Legal settlements, net	(11,288)	—	(11,458)	(3,100)
Legal fees associated with settlements	217	100	217	1,065
Separation payments and accelerated stock compensation	16	130	76	628
Exit costs associated with contract terminations	—	167	—	167
Adjusted EBITDA	$(1,471)	$(1,763)	$(9,423)	$(6,966)